Exhibit (a)(1)

MICROVISION, INC.

OFFER TO EXCHANGE SPECIFIED OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON

MAY 17, 2006 AT 5:00 P.M., PACIFIC DAYLIGHT TIME,

UNLESS THE OFFER IS EXTENDED

Microvision, Inc. is offering option holders who are current employees the opportunity to exchange all “eligible options” to purchase shares of our common stock (“common stock”) granted under the Microvision, Inc. 1996 Stock Option Plan, as amended (the “Plan”) or granted under various Non-Qualified Stock Option Agreements outside the Plan (the “non-plan grants”), for new options that we will grant under the Plan (“new options”). An “eligible option” is an option to purchase common stock granted either under the Plan or in a non-plan grant that (i) was granted on or prior to March 31, 2006 and (ii) is vested with respect to 25% or more of the shares of common stock subject to the option.

We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying election form (which together, as they may be amended from time to time, constitute the “offer”). We will grant the new options on the date that this offer expires (the “replacement grant date”). We anticipate that the replacement grant date will be on May 17, 2006, which is the date that this offer expires. The exercise price of the new options will equal the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date. If the exercise price of any of your eligible options is less than the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date (that is, if repricing would increase your exercise price), we will not accept such for exchange, and they will remain outstanding in accordance with their existing terms and at their original exercise price. We refer to such options as “below market price options.”

Some employees may also hold options to purchase shares of common stock which were granted on or prior to March 31, 2006 but are vested only with respect to less than 25% of the shares of common stock subject to the option. These options are not subject to this offer to exchange. However, it is our intention to extend this repricing to those employees holding such options (“automatically repriced options”), if such automatically repriced options have exercise prices higher than the exercise price of the new options (or in other words, as long as they are not below market price options). Therefore, if we accept eligible options for exchange pursuant to this offer to exchange and issue new options, and thereby complete this offer to exchange, we also intend to separately amend the terms of the automatically repriced options that are not also below market options as of the replacement grant date to lower their exercise prices to the exercise price of the new options. The other terms and conditions of the automatically repriced options will remain the same.

If you elect to participate in this exchange, you must elect to cancel all of the eligible options issued to you under the Plan and under any Non-Qualified Stock Option Agreement. This offer is subject to a number of conditions, including the conditions described in Section F of this offer to exchange.

If you elect to exchange eligible options as described in this offer, if those options are not below market price options and if you are still an employee on the replacement grant date, we will cancel your outstanding eligible options and grant you new options under the Plan. The number of shares of common stock subject to the new options to be granted to each holder of eligible options will be equal to the number of shares subject to the eligible options elected to be exchanged by such holder of eligible options and accepted for exchange. The grant of the new options will be pursuant to a new option agreement between you and us. Some key features of the new options will include:

•	the number of shares subject to the new option will equal the number of shares subject to your cancelled option;

•	the exercise price of the new option will equal the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date;

•	the new option will vest 25% on the replacement grant date and annually on the anniversary date of the replacement grant date in installments of 25% per year;

•	the new option issued in exchange for non-plan grants will be issued under the Plan, not under an agreement like the Non-Qualified Stock Option Agreement. There are no material differences between the terms of option granted under the Plan and the options granted under the Non-Qualified Stock Option Agreement; and

•	the other terms and conditions of the new option, including its term, will be substantially similar to those of the cancelled options. This means that the expiration date of your eligible options will not change, regardless of the new vesting schedule.

After the replacement grant date, there may be some delay as to your ability to exercise the vested portion of your new options while we handle administrative matters relating to the grant of the new options.

Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to exchange your eligible options.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “MVIS”. On April 11, 2006, the last sale price of our common stock as reported on the Nasdaq National Market was $3.37 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the election form to the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com.

IMPORTANT

If you wish to exchange your eligible options, you must complete and sign the election form in accordance with its instructions, and send it and any other required documents to our Payroll department by mail or hand delivery to 6222 185th Avenue NE, Redmond, Washington 98052.

We are not aware of any jurisdiction where the making of this offer violates applicable law. If we become aware of any jurisdiction where the making of this offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange eligible options be accepted from or on behalf of, the holder of eligible options residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your eligible options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document or in the accompanying election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about this offer. However, it is only a summary, and you should carefully read the remainder of this offer to exchange and the accompanying election form because the information in this summary is not complete and because there is additional important information in the remainder of this offer to exchange and the election form. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE OFFER TO EXCHANGE

1.    What Options Are We Offering To Exchange?

We are offering option holders who are current employees the opportunity to exchange all “eligible options” to purchase shares of our common stock (“common stock”) granted under the Microvision, Inc. 1996 Stock Option Plan, as amended (the “Plan”) or granted under various Non-Qualified Stock Option Agreements outside the Plan (the “non-plan grants”), for new options that we will grant under the Plan (“new options”). An “eligible option” is an option to purchase common stock granted either under the Plan or in a non-plan grant that (i) was granted on or prior to March 31, 2006 and (ii) is vested with respect to 25% or more of the shares of common stock subject to the option.

We will grant the new options on the date that this offer expires (the “replacement grant date”). We anticipate that the replacement grant date will be on May 17, 2006, which is the date that this offer expires. The exercise price of the new options will equal the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date. If the exercise price of any of your eligible options is less than the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date (“below market price options”), we will not accept such below market price options for exchange, and they will remain outstanding in accordance with their existing terms and at their original exercise price. As described in the answer to Question 16 below, if you elect to participate in this offer, you must elect to exchange all eligible options held by you under the Plan under various Non-Qualified Stock Option Agreements. (Page 9)

2.    What If I Hold Options That Were Granted On Or Before March 31, 2006 That Are Not Eligible For The Offer To Exchange?

You may hold options to purchase shares of common stock which were granted on or prior to March 31, 2006 but are vested only with respect to less than 25% of the shares of common stock subject to the option. These options are not subject to this offer to exchange. However, it is our intention to extend this repricing to those employees holding such options (“automatically repriced options”), as long as such automatically repriced options have exercise prices higher than the exercise price of the new options (or in other words, as long as they are not below market price options). Therefore, if we accept eligible options for exchange pursuant to this offer to exchange and issue new options, and thereby complete this offer to exchange, we also intend to separately amend the terms of the automatically repriced options that are not also below market options as of the replacement grant date to lower their exercise prices to the exercise price of the new options. The other terms and conditions of the automatically repriced options will remain the same. (Page 9)

3.    Why Are We Making The Offer To Exchange?

We are making this offer to exchange because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We believe that these options are unlikely to be exercised in the near future. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise price and vesting schedule, or to cancel those eligible options for new options to purchase the same number of shares as the cancelled option. We are making this offer in order to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and will maximize the value of our common stock for our current stockholders. (Page 10)

4.    Who Is Eligible To Participate?

Any current employee of Microvision who holds eligible options is eligible to participate in this offer. (Page 9)

5.    Where Can I Find Out Information On The Stock Options That Have Been Issued To Me?

All employees holding eligible options will receive a personalized election form, which will be delivered to you within the next week. The election form will list all of your eligible options. If you still have questions regarding the stock options that have already been issued to you then you may contact the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com. (Page 9)

6.    How Does This Offer Work?

This offer requires that an employee make a voluntary election that will become irrevocable at 5:00 p.m., Pacific Daylight Time, on May 17, 2006, which is when this offer expires, to cancel his or her outstanding eligible options in exchange for a grant of new options to be issued on the replacement grant date, which is the same date. The number of shares subject to the new options will be the same number as the cancelled options. The exercise price of the new options will be the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date. The vesting schedule of the new options will begin on the replacement grant date, with 25% of the new options vesting immediately on that date. The options will then vest in installments of 25% for the next three years, on the anniversary of the replacement grant date, so long as you continue to be employed by the company. However, the expiration date of the eligible options will not change, meaning if you have less than three years remaining until the expiration date of your eligible options, the new options issued in exchange will never fully vest. Except for the vesting schedule and exercise price, the new options will have terms and conditions that are substantially the same as those of the cancelled options. If you wish to participate in this offer, you will be required to elect to exchange and cancel all of your eligible options granted pursuant to the Plan. (Page 9)

7.    What If The Exercise Price Of My Eligible Options Is Less Than The Exercise Price Of The New Options? Will My New Options Have A Higher Exercise Price?

If the exercise price of any of your eligible options is less than the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date (“below market price options”), we will not accept such below market price options for exchange, and they will remain outstanding in accordance with their existing terms and at their original exercise price. This will ensure that no exercise price is increased as a result of this exchange offer. (Page 9)

8.    What Do I Need To Do To Participate In This Offer?

To participate, you must complete the personalized election form which will be sent to you, sign it, and ensure that our Payroll department receives it no later than 5:00 p.m., Pacific Daylight Time, on May 17, 2006. You can return your form to our Payroll department either by mailing or hand delivering it to 6222 185th Avenue NE, Redmond, Washington 98052. (Page 11)

The method by which you deliver the completed election form to us is at your option and risk and delivery will be effective only when the form is actually received by us. In all cases, you should allow sufficient time to ensure timely delivery. If we do not receive a valid election form from you prior to the expiration date you will be deemed to have rejected this offer. (Page 12)

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those eligible options for which you have made a proper and timely election that is not withdrawn. (Page 12)

9.    How Will I Know If My Election Form Was Received?

The Options Desk will return a confirmation receipt email to you. The confirmation email will only indicate that we have received a completed form from you and confirm your election to exchange or not to exchange your eligible options. The email will not indicate that you have completed the election form correctly. It is your responsibility to ensure that the appropriate box(es) are checked and your signature is included. (Page 12)

10.    What Is The Deadline To Elect To Exchange My Eligible Options?

The deadline to elect to exchange your eligible options in this program is 5:00 p.m., Pacific Daylight Time, on May 17, 2006, unless we extend it. This means that the Payroll department of Microvision must have your completed election form before that time. We cannot accept election forms received after this time, unless we extend this offer. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if it is extended, for how long. If we extend this offer, we will make an announcement of the extension no later than 9:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the offer period. If we extend this offer, you must deliver your completed election form before the extended expiration of this offer. (Page 11)

11.        What Will Happen If I Do Not Turn In My Election Form By The Deadline And I Do Not Accept This Offer?

Participation in the offer is entirely voluntary. If you do not turn in your election form by the deadline and elect to cancel your eligible options, all eligible options you currently hold will remain outstanding in accordance with their existing terms and original exercise price, except for any automatically repriced options you currently hold. Please see the answer to Question 2 above for more information regarding automatically repriced options. (Page 12)

12.    During What Period Of Time May I Withdraw A Previous Election to Exchange Eligible Options?

You may withdraw your election to exchange eligible options at any time before 5:00 p.m., Pacific Daylight Time, on May 17, 2006. To withdraw an election to exchange eligible options, you must deliver to our Payroll department a written notice of withdrawal with the required information prior to 5:00 p.m., Pacific Daylight Time, on May 17, 2006. If we extend this offer beyond that time, you may withdraw your election to exchange eligible options at any time until the expiration of the extended offer. Once you have withdrawn eligible options, you may re-elect to exchange eligible options only by again following the election procedure described in the answer to Question 6 above. (Page 12)

13. Am I Guaranteed To Receive The New Options?

No. You must be continuously employed by Microvision from now until the replacement grant date in order to receive your new options. If your employment is terminated by you or us for any reason between now and the replacement grant date, we will not accept your eligible options on the replacement grant date and your eligible options will remain outstanding in accordance with their existing terms and original exercise price, subject to terms and conditions applicable to your options due to the termination of your employment. (Page 13)

Also, in the event that you elect to exchange your eligible options, but some or all of those eligible options have an exercise price that is lower than the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date, we will not accept such below market price options for exchange, and they will remain outstanding in accordance with their existing terms and at their original exercise price. (Page 13)

14.    What Happens If I Accept This Offer But I Go On Leave Before The Replacement Grant Date?

If you take a leave of absence, you will be treated as being employed by us for purposes of this offer while on leave for as long as your leave is a paid leave of absence or otherwise required by law. In this case you will have a right to receive your new options in exchange for your cancelled options. Examples of paid leaves of absence generally include workers compensation leave, short term disability with pay (including approved maternity or paternity leave), long term disability, military leave and birth/adoption/guardianship leave. (Page 13)

15.    If I Decide To Participate, What Will Happen To My Current Options?

Eligible options exchanged under this program will be cancelled on the replacement grant date (which we currently anticipate will be May 17, 2006, the date this offer expires) unless we elect to extend this offer. (Page 13)

16.    Which Options Can Be Cancelled?

If you are an employee and you elect to participate in this offer, all eligible options granted to you under the Plan or as non-plan grant and accepted by us for exchange will be cancelled. (Page 9)

17.    What About The Vested Portion Of My Original Stock Options — Will It Remain Vested?

By electing to participate in this offer, you are choosing to cancel all vested and unvested eligible options. Vesting for the regranted options will restart on the replacement grant date if you elect to cancel your options. Note, however, that the term and expiration date of your eligible options will not change. Accordingly, if you have less than three years remaining until the expiration date of your eligible options, the new options issued in exchange will never fully vest. (Page 11)

18.    May I Select Which Portion Of An Eligible Option to Cancel?

No, you may not partially cancel an outstanding eligible option. (Page 9)

19.    Is There Any Tax Consequence To My Participation In This Offer?

If you exchange your eligible options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes; however, taxable income generally will be recognized upon exercise. (Page 20)

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this offer. (Page 20)

20.    How Should I Decide Whether Or Not To Participate?

We understand that the decision whether or not to exchange eligible options may be a challenging one for you. The program does carry risk. The alteration of your vesting schedule could result in you having less options to exercise at any point in time at which you would like to exercise your options or at the time of the termination of your employment with us. Also, if the current term of your eligible options expires prior to the completion of the new vesting schedule, you will lose out on what ever portion of those options is unvested upon termination of that option. There are no guarantees of our future stock performance. So, the decision to participate must be your personal decision, and it will depend largely on the exercise price of your current eligible options, as well as your assumptions about the duration of your employment with us, the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. (Page 10)

21.    What Do Microvision And The Board Of Directors Think Of This Offer?

Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your eligible options. (Page 11)

22.    What Are The Conditions To This Offer?

If you elect to participate in this exchange, you must elect to cancel all of the eligible options held by you and you must be an employee of ours from now until the replacement grant date. In addition, this offer is subject to a number of conditions, including the conditions described in Section F of this offer to exchange. (Page 14)

23.    May This Offer Be Terminated Or Amended?

We expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend this offer and to postpone our acceptance and cancellation of any eligible options elected for exchange upon the occurrence of any of the conditions specified in Section F of this offer to exchange. We will give oral, written or electronic notice of such termination, amendment or postponement to the holders of eligible options. (Page 20)

24.    How Does This Offer Affect My Overall Compensation?

You might choose to think of your salary and bonus as your short-term compensation, and your stock options as your long-term compensation. Taken together and then adding in your other benefits including medical and 401k, these components represent a total compensation package. Your decision to participate in this offer will not affect your short-term compensation or your other benefits. (Page 13)

25.    What Should I Do If I Do Not Receive Any Offer Materials?

If you do not receive all of the tender offer materials, including the election form, or if you need additional copies of this information, please contact the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com. If you request a replacement election form, be sure to allow at least two business days for delivery to you. (Page 8)

26.    What If I Have Additional Questions?

You may email questions to the Options Desk at (Options_Desk@microvision.com at any time and you will typically receive a response within 24 hours. (Page 8)

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

27.    What Will Be The Share Amount Of My New Options?

Employees who participate in this program and whose eligible options are accepted by us for exchange will receive new options on the replacement grant date which will be granted under the Plan pursuant to a new option agreement between each employee and us. The number of shares covered by the new options will be equal to the number of shares covered by the cancelled stock options. (Page 13)

28.    What Will Be The Exercise Price Of My New Options?

The exercise price of the new options, which will be granted on the replacement grant date, will be the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date. (Page 13)

29.    What Will Be The Vesting Schedule Of My New Options?

The new options will vest as follows: 25% of each new option will vest immediately on the replacement grant date, and thereafter, each new option will vest 25% on each subsequent anniversary of the replacement grant date. (Page 13)

30.    What Will Be The Terms And Conditions Of My New Options?

Except for the new exercise price and the change in the vesting provisions, the terms and conditions of your new options, including their term, will be substantially the same as the cancelled options. However, there may be some delay as to your ability to exercise the vested portion of your new options while we handle administrative matters relating to the grant of the new options. (Page 16)

31.    Will My New Options Be Incentive Stock Options Or Nonstatutory Stock Options?

Your new options will be nonstatutory stock options. (Page 16)

32.    When Will I Receive My New Options?

We will grant the new options on the replacement grant date. Note that additional time may be required to make the new options available to you and to provide you with documentation of the grant. You may experience some delay as to your ability to exercise the vested portion of your new options while we handle administrative matters related to the new grant. (Page 13)

33.    When Will I Receive My New Option Agreement?

We anticipate that you will receive your new option agreement within approximately three weeks of the replacement grant date. (Page 13)

INTRODUCTION

Microvision, Inc. is offering option holders who are current employees the opportunity to exchange all “eligible options” to purchase shares of our common stock (“common stock”) granted under the Microvision, Inc. 1996 Stock Option Plan, as amended (the “Plan”) or granted under various Non-Qualified Stock Option Agreements outside the Plan (the “non-plan grants”), for new options that we will grant under the Plan (“new options”). An “eligible option” is an option to purchase common stock granted either under the Plan or in a non-plan grant that (i) was granted on or prior to March 31, 2006 and (ii) is vested with respect to 25% or more of the shares of common stock subject to the option.

We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying election form (which together, as they may be amended from time to time, constitute the “offer”). We will grant the new options on the date that this offer expires (the “replacement grant date”). We anticipate that the replacement grant date will be on May 17, 2006, which is the date that this offer expires. The exercise price of the new options will equal the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date. If the exercise price of any of your eligible options is less than the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date (that is, if repricing would increase your exercise price), we will not accept such options for exchange, and they will remain outstanding in accordance with their existing terms and at their original exercise price. We refer to such options as “below market price options.”

Some employees may also hold options to purchase shares of common stock which were granted on or prior to March 31, 2006 but are vested only with respect to less than 25% of the shares of common stock subject to the option. These options are not subject to this offer to exchange. However, it is our intention to extend this repricing to those employees holding such options (“automatically repriced options”), if such automatically repriced options have exercise prices higher than the exercise price of the new options (or in other words, as long as they are not below market price options). Therefore, if we accept eligible options for exchange pursuant to this offer to exchange and issue new options, and thereby complete this offer to exchange, we also intend to separately amend the terms of the automatically repriced options that are not also below market options as of the replacement grant date to lower their exercise prices to the exercise price of the new options. The other terms and conditions of the automatically repriced options will remain the same.

If you elect to participate in this exchange, you must elect to cancel all of the eligible options issued to you under the Plan and under any Non-Qualified Stock Option Agreement. This offer is subject to a number of conditions, including the conditions described in Section F of this offer to exchange.

If you elect to exchange eligible options as described in this offer, if those options are not below market price options and if you are still an employee on the replacement grant date, we will cancel your outstanding eligible options and grant you new options under the Plan. The number of shares of common stock subject to the new options to be granted to each holder of eligible options will be equal to the number of shares subject to the eligible options elected to be exchanged by such holder and accepted for exchange. The grant of the new options will be pursuant to a new option agreement between you and us. Some key features of the new options will include:

•	the number of shares subject to the new option will equal the number of shares subject to your cancelled option;

•	the exercise price of the new option will equal the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date;

•	the new option will vest 25% on the replacement grant date and annually on the anniversary date of the replacement grant date in installments of 25% per year;

•	the new option issued in exchange for non-plan grants will be issued under the Plan, not under an agreement like the Non-Qualified Stock Option Agreement. There are no material differences between the terms of option granted under the Plan and the options granted under the Non-Qualified Stock Option Agreement; and

•	the other terms and conditions of the new option, including its term, will be substantially similar to those of the cancelled options. This means that the expiration date of your eligible options will not change, regardless of the new vesting schedule.

After the replacement grant date, there may be some delay as to your ability to exercise the vested portion of your new options while we handle administrative matters relating to the grant of the new options.

As of April 11, 2006, options to purchase 5,326,499 shares of our common stock are currently outstanding, 2,317,499 of which are eligible for this offer. These options had exercise prices ranging from $3.25 to $60.75. All options we accept in this offer will be cancelled.

You may email questions to the Options Desk at Options_Desk@microvision.com at any time and you will typically receive a response within 24 hours.

If you do not receive all of the tender offer materials, including the election form, or if you need additional copies of this information, please contact the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com. If you request a replacement election form, be sure to allow at least two business days for delivery to you. After the replacement grant date, there may be some delay as to your ability to exercise the vested portion of your new options, while we handle administrative matters relating to the grant of the new options.

THE OFFER

A.    NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of this offer to exchange, we will exchange all outstanding eligible options that are properly elected for exchange and not validly withdrawn in accordance with Section D below before the “expiration date,” as defined below (which is and will be the same date as the “replacement grant date”), for new options to purchase common stock under the Plan. If your eligible options are properly elected for exchange and accepted for exchange, those options will be cancelled on May 17, 2006, unless we extend this offer. You will then be entitled to receive new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the eligible options that you elected to exchange. All new options will be subject to the terms of the Plan pursuant to a new option agreement between us and you.

Any current employee of Microvision who holds eligible options is eligible to participate in this offer.

All employees holding eligible options will receive a personalized election form, which will be delivered to you within the next week. The election form will list all eligible options. If you still have questions regarding the stock options that have already been issued to you then you may contact the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com.

This offer extends only to eligible options. If you elect to participate in this exchange, you must elect to cancel all of the eligible options issued to you. You may not elect to partially cancel an outstanding option.

This offer only applies to stock options granted to employees under the Plan or as a non-plan grant. As a result, any shares that you may have purchased independently, either through your broker or otherwise, will not be eligible for this offer.

If the exercise price of any of your eligible options is less than the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date (“below market price options”), we will not accept such below market price options for exchange, and they will remain outstanding in accordance with their existing terms and at their original exercise price.

Some employees may also hold options to purchase shares of common stock which were granted on or prior to March 31, 2006 but are vested only with respect to less than 25% of the shares of common stock subject to the option. These options are not subject to this offer to exchange. However, it is our intention to extend this repricing to those employees holding such options (“automatically repriced options”), as long as such automatically repriced options have exercise prices higher than the exercise price of the new options (or in other words, as long as they are not below market price options). Therefore, if we accept eligible options for exchange pursuant to this offer to exchange and issue new options, and thereby complete this offer to exchange, we also intend to separately amend the terms of the automatically repriced options that are not also below market options as of the replacement grant date to lower their exercise prices to the exercise price of the new options. The other terms and conditions of the automatically repriced options will remain the same.

Participation in the offer is entirely voluntary. If you are an employee and you elect to participate in this offer, all eligible options granted to you will be cancelled upon your election to participate. Options that you do not elect to cancel will remain outstanding in accordance with their existing terms except for any automatically repriced options you currently hold.

The term “expiration date” means 5:00 p.m., Pacific Daylight Time, on May 17, 2006, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term “expiration date” refers to the latest time and date at which this offer, as so extended, expires. See Section N below for a description of our rights to extend, delay, terminate and amend this offer.

If we decide to take any of the following actions, we will notify you of such action, and we will extend this offer for a period of no fewer than ten business days after the date of such notice:

•	we increase or decrease:

•	the amount of consideration offered for the eligible options; or

•	the number of options eligible to be elected for exchange in this offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and

•	this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section N below.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Daylight Time.

B.    PURPOSE OF THE OFFER.

We issued the options outstanding to provide our employees an opportunity to acquire or increase their ownership stake in Microvision, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us. Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the near future.

Microvision has undergone significant internal changes over the past several months. We have a new Chief Executive Officer and Chief Financial Officer, a very different board of directors and have changed our location. We also have restructured and realigned the organization, announced a new operating plan and implemented many new internal processes. We understand the uncertainty that all of this may cause for our current employees. Nonetheless, we are asking our employees to recommit themselves to meeting the challenges the company faces in the coming years.

We believe that it is important for the company to align its employees’ incentives with those of our shareholders based on current circumstances. We are making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees, enhance our efforts to retain employees and maximize the value of our common stock for our current stockholders.

Because of the large number of options currently outstanding that have an exercise price significantly above our recent trading prices, a grant of additional options to replace these “underwater” options would have a negative impact on our dilution and earnings per share. Additionally, we have a limited pool of shares as to which we are allowed to grant options without stockholder approval. We must conserve our currently available option shares for new employees and ongoing grants.

Considering the risks associated with the volatile and unpredictable nature of the stock market, and our industry in particular, there is no guarantee that the closing market price of our common stock at the time of the replacement grant (and therefore the exercise price of your new options) will be less than or equal to the exercise price of your existing options, or that your new options will increase in value over time. Additionally, you must consider the term of your current options, which is not subject to change in this offer. If the current term of your eligible options expires prior to the completion of the new vesting schedule, you will lose out on whatever portion of those options is unvested upon termination of that option.

Except as otherwise described in this offer or in our filings with the Securities and Exchange Commission, we have no plan or proposal that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation (however, although we have no pending plan or proposal for acquisitions or other business combinations, we may consider such matters from time to time in the future);

•	except as described below, any purchase, sale or transfer of a material amount of our assets;

•	except as described below, any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	except as described below, any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contract of any executive officer;

•	except as described below, any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•	except as described below, the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

We have announced our intention to raise additional cash to fund our operations. To that end, we have engaged an investment bank to assist us in this process. Raising additional capital would most likely have a material effect on our current capital structure and involve a material change in the number of outstanding shares. From time to time, the company also considers various changes in its capitalization and ways to reduce its indebtedness. Additionally, in recent months, five directors have resigned from our board of directors, we have added two new board members, and we are in the process of interviewing potential candidates for appointment to the resulting vacancies. We anticipate other changes in the composition of our board.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own financial and tax advisors. You must make your own decision whether to elect to exchange your options.

C.    PROCEDURES FOR ELECTING TO EXCHANGE ELIGIBLE OPTIONS.

Proper Exchange Of Eligible Options. To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the election form, properly complete, duly execute and deliver to us the election form along with any other required documents. Our Payroll department must receive all of the required documents by mail or by hand delivery at 6222 185th Avenue NE, Redmond, Washington 98052 before the expiration date.

The Options Desk will return a confirmation receipt email to you informing you that your election form was received. The confirmation email will only indicate that we have received a completed form from you and confirm your election to exchange or not to exchange your eligible options. The email will not indicate that you have completed the election form correctly. It is your responsibility to ensure that the appropriate box(es) are checked and your signature is included.

If you do not turn in your election form by the deadline, then you will not participate in this offer, and all eligible options you currently hold will remain unchanged at their original price and terms.

The method of delivery of all documents, including the election form and any other required documents, is at the election and risk of the electing holder of eligible options. You should allow sufficient time to ensure timely delivery.

Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to exchange eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected eligible options that are not validly withdrawn, as long as the electing holder of eligible options is still an employee of Microvision. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election with respect to any particular option or any particular option holder. No election to exchange eligible options will be valid until all defects or irregularities have been cured by the electing holder of eligible options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes An Agreement. Your election to exchange eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance for exchange of the eligible options elected for exchange by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly elected eligible options that have not been validly withdrawn and which are held by employees of Microvision.

D.    WITHDRAWAL RIGHTS.

You may withdraw the eligible options you have elected to exchange only if you comply with the provisions of this Section D.

You have the right to withdraw the eligible options you have elected to exchange at any time before 5:00 p.m., Pacific Daylight Time, on May 17, 2006. If we extend this offer beyond that time, you have the right to withdraw these eligible options at any time until the extended offer expires. In addition, if we do not accept your eligible options for exchange before June 15, 2006, the 40th business day from the commencement of this offer, you may withdraw the eligible options you have elected for exchange at any time after June 15, 2006 by writing to our Payroll department at the address set forth in Section C above.

To validly withdraw eligible options, you must deliver to our Payroll department a written notice of withdrawal with the required information while you still have the right to withdraw the election to exchange eligible options. The notice of withdrawal must include your name, the grant date, exercise price, and the total number of eligible options to be withdrawn. Except as described in the following sentence, the holder of eligible options who elects to exchange the eligible options (which are subsequently to be withdrawn) must sign the notice of withdrawal exactly as the name of such holder of eligible options appears on the option agreement. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer, unless you properly re-elect those eligible options before the expiration date by following the procedures described in Section C above.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

E.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel eligible options held by employees that are properly elected for exchange and not validly withdrawn before the expiration date, and you will be granted new options on that date. By electing to participate in this offer, you are choosing to cancel all vested and unvested eligible options.

Your new options will entitle you to purchase the number of shares of our common stock that is equal to the number of shares subject to the options you elect to exchange. The exercise price of the new options will equal the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date. Each new option will vest 25% immediately on the replacement grant date. Thereafter, each new option will vest 25% on each subsequent anniversary.

Your decision to participate in this offer will not affect your cash compensation. However, you must be continuously employed by Microvision from now until the replacement grant date in order to receive your new options. If your employment is terminated by you or us for any reason between now and the replacement grant date, we will not accept your eligible options on the replacement grant date and your eligible options will remain outstanding in accordance with their existing terms and original exercise price, subject to terms and conditions applicable to your options due to the termination of your employment.

If you take a leave of absence, you will be treated as being employed by us for purposes of this offer while on leave for as long as your leave is a paid leave of absence or otherwise provided for by law. In this case you will have a right to receive your new options in exchange for your cancelled options. Examples of paid leaves of absence generally include workers compensation leave, short term disability with pay (including approved maternity or paternity leave), long term disability, military leave and birth/adoption/guardianship leave.

If the exercise price of any of your eligible options is less than the closing price of our common stock as reported on the Nasdaq National Market on the replacement grant date, we will not accept such below market price options for exchange, and they will remain outstanding in accordance with their existing terms and at their original exercise price.

For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the holder of eligible options of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will receive your new options within three weeks of the replacement grant date and that your new option agreement will be accessible at that time.

F.    CONDITIONS OF THE OFFER.

Notwithstanding any other provision of this offer, we will not be required to accept any eligible options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options elected for exchange, in each case, subject to certain limitations, if at any time on or after April 18, 2006 and prior to 5:00 p.m., Pacific Daylight Time, on May 17, 2006 any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of eligible options elected for exchange:

•	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer, the issuance of new options, or otherwise relates in any manner to this offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Microvision, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of this offer to us;

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance for exchange of, or issuance of new options for, some or all of the eligible options elected for exchange illegal or otherwise restrict or prohibit completion of this offer or otherwise relates in any manner to this offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the eligible options elected for exchange;

•	materially impair the contemplated benefits of this offer to us; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Microvision, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of this offer to us;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•	any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Microvision or on the trading in our common stock;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Microvision or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

•	in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 18, 2006;

•	there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

•	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before April 18, 2006;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before April 18, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;

•	or any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

•	any change or changes shall have occurred or are pending in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Microvision that, in our reasonable judgment, is or may be material to Microvision.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section F will be final and binding upon all persons.

G.    PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock is quoted on the Nasdaq National Market System under the symbol “MVIS”. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq National Market:

	High	Low
Fiscal Year Ending December 31, 2006
First Quarter	$4.25	$3.05

Fiscal Year Ending December 31, 2005:
Fourth Quarter	$6.53	$3.02
Third Quarter	6.49	5.04
Second Quarter	6.77	4.15
First Quarter	7.70	5.03

Fiscal Year Ended December 31, 2004
Fourth Quarter	$8.00	$5.04
Third Quarter	8.95	3.75
Second Quarter	10.00	5.06
First Quarter	10.93	7.54

We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your eligible options.

H.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. We will issue new options to purchase common stock under the Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each holder of eligible options will be equal to the number of shares subject to the cancelled options.

Terms Of New Options. The new options will be issued to our employees under the Plan. We will issue a new option agreement to each holder of eligible options who has elected to exchange eligible options in this offer. Except for the exercise price and vesting schedule, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options elected for exchange.

The terms and conditions of current options under the Plan are set forth in the Plan and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plan are summarized in the prospectuses prepared by us and previously distributed to you. You may obtain copies of these prospectuses, agreements and the Plan as indicated below.

The terms and conditions of any eligible non-plan grants are set forth in the non-qualified stock option agreement you entered into in connection with the grant. You may obtain copies of such agreements as indicated below.

Federal Income Tax Consequences Of Options. Options granted under the Plan and the non-plan grants are nonstatutory stock options that are not intended to meet the requirements of Section 422 of the Internal Revenue Code relating to incentive stock options. The following summarizes the federal income tax treatment of nonstatutory stock options:

No taxable income is recognized by an optionee upon the grant of a nonstatutory stock option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income at such time. In the case of options, if any, that come exercisable in connection with a change in control, if certain limits are exceeded, a substantial portion of amounts payable to the optionee may be subject to an additional 20% federal tax.

In general, we will have available to us a tax deduction in the year in which an optionee exercises a nonstatutory stock option equal to the ordinary income realized by the optionee upon exercise. Our deduction may be limited in the case of certain executive officers and in the case of options, if any, that become exercisable in connection with a change in control.

IMPORTANT NOTE: The statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the form of stock option agreement under the Plan. Please contact the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com to receive a copy of the Plan, prospectuses or form of stock option agreement. We will promptly furnish you copies of these documents at our expense.

I.    INFORMATION CONCERNING MICROVISION.

Microvision designs and markets scanned beam display and image capture products. Microvision has developed prototype color scanned beam displays, including hand-held, head-worn and projection versions, and is currently refining and further developing its scanned beam display technology for potential automotive, defense, aerospace, industrial, medical and consumer applications. Microvision also produces and sells the Nomad® Expert Technician System, a wireless, wearable computer with a head-worn see-through display. Microvision has also developed and sells hand-held bar code scanner products that use its proprietary scanning technology.

Our principal executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052. Our telephone number at this location is (425) 415-6847.

Additional information about our company is available from the documents described in Section P below. The financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2005 are incorporated herein by reference. The following table summarizes certain of our consolidated financial data.

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$14,746	$11,418	$14,652	$15,917	$10,762
Net loss available for common shareholders	(30,284)	(33,543)	(26,163)	(27,176)	(34,794)
Basic and diluted net loss per share	(1.35)	(1.56)	(1.46)	(1.93)	(2.85)
Weighted average shares outstanding basic and diluted	22,498	21,493	17,946	14,067	12,200

Balance Sheet Data:
Cash and cash equivalents	$6,860	$1,268	$10,700	$9,872	$15,587
Investments available-for-sale	—	—	11,078	5,304	18,065
Working capital	(4,723)	903	19,781	14,511	33,098
Total assets	23,363	25,538	33,918	32,267	54,055
Long-term liabilities	4,412	52	2,204	1,480	552
Mandatorily redeemable preferred stock	4,166	7,647	—	—	—
Total shareholders’ equity	(3,509)	7,190	23,295	17,416	32,326

J.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

Our directors and executive officers and their positions and offices as of April 11, 2006 are set forth in the following table:

Name	Position

Alexander Tokman	President, Chief Executive Officer and Director

Ian D. Brown	Vice President, Sales and Marketing

Todd R. McIntyre	Senior Vice President of Global Strategic Marketing and Business Development

Thomas A. Walker	Vice President, General Counsel and Secretary

Stephen R. Willey	President of Sales and Marketing for Asia and Director

Jeff T. Wilson	Vice President, Chief Financial Officer

Richard A. Cowell	Director

Slade Gorton	Director

Marc Onetto	Director

Richard F. Rutkowski	Director

The address of each director and executive officer is c/o Microvision Inc., 6222 185th Avenue NE, Redmond, Washington 98052.

Each of our executive officers listed above who hold eligible options issued pursuant to the Plan are eligible to participate in this offer. Their participation in this offer is entirely voluntary. The non-employee members of our board may not participate in this offer. As of April 11, 2006, and assuming a replacement grant date of May 17, 2006, our executive officers and directors (10 persons) as a group held eligible options unexercised and outstanding under the Plan to purchase a total of 2,452,740 shares of our common stock (1,395,082 by executive officers and 1,057,658 by non-employee directors), which represented approximately 46% of the shares (26% by executive officers and 20% by non-employee directors) subject to all options outstanding as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of eligible options under the Plan outstanding as of April 11, 2006 and information regarding the eligible options as of such date. An asterisk (*) indicates that the individual is a non-employee director, who are not eligible to participate in this offer.

Name	Number of Eligible Options Held	Percentage of Eligible Options
Alexander Tokman	300,000	11%
Ian D. Brown	0	0%
Todd R. McIntyre	239,430	9%
Thomas A. Walker	120,000	4%
Stephen R. Willey	585,013	21%
Jeff T. Wilson	150,639	6%
Richard A. Cowell	*	*
Slade Gorton	*	*
Marc Onetto	*	*
Richard F. Rutkowski	*	*

There have been no transactions in eligible options which were effected within 60 days prior to this offer by Microvision, or to our knowledge, by our executive officers, directors or affiliates.

Except for the Plan, the non-plan grants, the Microvision, Inc. Independent Director Stock Option Plan, the Microvision, Inc. Stock Option Agreement For Independent Directors (Non-Plan Grant) and all the options granted thereunder, there are no agreements, arrangements or understandings, whether or not legally enforceable, between the Company or any of our executive officers, directors or affiliates and any other person with respect to our common stock.

K.    STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible options we acquire pursuant to this offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to employees, directors and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

The financial accounting treatment of the Exchange Offer is guided by Statement of Financial Accounting Standards No. 123, as revised December 2004 (“FAS 123(R)”). Options which are exchanged in this offer will be valued at this time the offer is completed. The company cannot make a reasonable estimate of the financial statement expense prior to the completion of the Exchange Offer due to the significant potential variability of key valuation inputs. The amount of the expense is dependant upon the regrant exercise price, options tendered, and lives of the modified awards. Under the guidance of FAS 123(R), the company will recognize, as a non-cash expense, the incremental fair value of the modified awards, determined on the modification date, over the value of the option prior to modification. Such incremental expense will be recognized on a straight line basis over the applicable remaining service periods.

L.    LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept eligible options elected for exchange is subject to a number of conditions, including the conditions described in Section F above.

M.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to this offer. This discussion is based on the applicable federal tax laws as of the date of this offer, which are is subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

The option holders who exchange outstanding eligible options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, the option holders will not be required to recognize income for federal income tax purposes. As indicated above, the option holders will, in general, recognize ordinary income in the year in which an option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

N.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section F above has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and thereby delay the acceptance for exchange of any eligible options by giving oral, written or electronic notice of such extension to the holder of eligible options.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend this offer and to postpone our acceptance and cancellation of any eligible options elected for exchange upon the occurrence of any of the conditions specified in Section F above, by giving oral, written or electronic notice of such termination or postponement to the holder of eligible options. Notwithstanding the foregoing, we will return the eligible options elected for exchange promptly after termination or withdrawal of this offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section F above has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the number of options being sought in this offer.

Amendments to this offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of this offer will be disseminated promptly to holder of eligible options in a manner reasonably designated to inform holder of eligible options of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the terms of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action, and we will extend this offer for a period of no fewer than ten business days after the date of such notice:

•	we increase or decrease:

•	the amount of consideration offered for the eligible options; or

•	the number of options eligible to be elected for exchange in this offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and

•	this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section N.

O.    FEES & EXPENSES

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

P.    ADDITIONAL INFORMATION.

We recommend that, in addition to this offer to exchange and the election form, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to elect to exchange your options:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 16, 2006, as amended by a Form 10-K/A filed with the Securities and Exchange Commission on March 31, 2006;

•	the definitive proxy statement for our 2005 annual meeting of stockholders, filed with the Securities and Exchange Commission on May 17, 2005; and

•	the description of our common stock included in any registration statement on Form S-8 filed by us with the Securities and Exchange Commission, and any further amendment or report filed thereafter for the purpose of updating such description

These filings, our other annual, quarterly, and current reports, our proxy statements and our other filings with the Securities and Exchange Commission may be examined, and copies may be obtained, at the Securities and Exchange Commission’s public reference room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings with the Securities and Exchange Commission are also available to the public on their internet site at www.sec.gov.

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about Microvision should be read together with the information contained in the documents to which we have referred you.

Q.    MISCELLANEOUS.

Certain statements contained in this offer to exchange, including potential financings, board composition and product applications, as well as statements containing words like “believes,” “estimate,” “expects,” “anticipates,” “target,” “plans,” “will,” “could” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the our forward-looking statements include the following: capital market risks, our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims, risks related to Lumera’s business and the market for its equity and other risk factors identified from time to time in the our Securities and Exchange Commission reports and other filings, including the our Annual Report on Form 10-K filed with the Securities and Exchange Commission. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

We are not aware of any jurisdiction where the making of this offer violates applicable law. If we become aware of any jurisdiction where the making of this offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the holder of eligible options residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document or in the accompanying election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.